Exhibit 10.1

VOLTERRA SEMICONDUCTOR CORPORATION

Equity Award Acceleration Policy for Non-Employee Directors

Effective July 30, 2010 (the “Effective Date”), if a non-employee member of the Board of Directors (the “Board”) of Volterra Semiconductor Corporation (“Volterra”) is required to resign his or her position as a non-employee director of Volterra as a condition of a “Change in Control” and he or she will not otherwise serve as a member of the board of directors of the acquiring or surviving corporation immediately following the closing of the Change in Control such that there is no break in his or her continuous service to Volterra and/or a related service recipient company, then, contingent upon the effectiveness of the Change in Control, such individual’s then-outstanding compensatory equity awards that were granted in consideration for such individual’s service as a non-employee director, including but not limited to any stock options and restricted stock units (any such award, an “Award”) will become fully vested (and, as applicable, exercisable) immediately prior to the effectiveness of the earlier of such resignation and the Change in Control.

For purposes of this Policy, a “Change in Control” will have the same meaning as such term (or comparable term) has under the applicable compensatory stock plan under which the Award was granted.

For the avoidance of doubt, this Policy is intended to be consistent with the terms of Section 11(d) of Volterra’s 2004 Non-Employee Directors’ Stock Option Plan, and will be construed in respect of Awards granted thereunder as so consistent. This Policy will apply to Awards that have been granted prior to the Effective Date as well as to any Awards granted after the Effective Date.